Registration No. 333-___________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933
ARCADIA RESOURCES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	8082	88-0331369
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)
9229 Delegates Row, Suite 260
Indianapolis, Indiana 46240
(317) 569-8234
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
ARCADIA RESOURCES, INC.
2006 EQUITY INCENTIVE PLAN, AS AMENDED
Full Title of Plan
Matthew R. Middendorf
9229 Delegates Row, Suite 260
Indianapolis, Indiana 46240
(317) 569-8234
(Name, Address Including Zip Code, and Telephone Number, Including
Area Code, of Agent For Service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to be	Amount to be	offering	aggregate offering	Amount of
registered	registered (1)(2)	price per share (2)	price (2)	registration fee
Common Stock, par value $0.001 per share, to be issued under the Plan	10,000,000 shares	$0.47	$4,700,000	$262.26

(1)	Covers 10,000,000 shares of common stock, par value $0.001, of Arcadia Resources, Inc. approved for issuance under the Amended and Restated Arcadia Resources, Inc. 2006 Equity Incentive Plan, and pursuant to Rule 416, shares issuable upon any stock split, stock dividend or similar transaction with respect to the shares covered hereby are also registered hereunder.

(2)	Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act for the sole purpose of calculating the registration fee. We have based the fee calculation on the average of the high and low sales prices of our common stock on the NYSE Amex Exchange as of December 15, 2009, a date that is within five days prior to the date of the filing of this Registration Statement.

EXPLANATORY NOTE
     On January 27, 2009, the Registrant’s Board of Directors approved an amendment to the Amended and Restated Arcadia Resources, Inc. 2006 Equity Incentive Plan to increase the number of shares available for issuance under the Plan from 2.5% of authorized shares to 5.0% of authorized shares. On August 5, 2009, the Board of Directors approved an amendment to the Registrant’s Amended and Restated Articles of Incorporation to increase the number authorized shares of common stock from 200,000,000 to 300,000,000. Both of these amendments were submitted to and approved by the Registrant’s stockholders at an Annual Meeting of Stockholders held on October 14, 2009, resulting in a total increase of 10,000,000 in the number of shares available under the Plan. Accordingly, the Registrant is filing this Registration Statement to register the additional 10,000,000 shares of common stock available for issuance under the Plan.
     The contents of the Registration Statement on Form S-8 (File No. 333-137805) previously filed by the Registrant with the Securities and Exchange Commission on October 4, 2007 are incorporated by reference in this Registration Statement in accordance with General Instruction E to Form S-8. Also, all exhibits required by General Instruction E of Form S-8 are filed as exhibits hereto.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits
     See the Exhibit Index included herewith which is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Indianapolis, state of Indiana, on December 17, 2009.

Arcadia Resources, Inc.
By:	/s/ MARVIN R. RICHARDSON
Marvin R. Richardson
President and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below authorizes Marvin R. Richardson and Matthew Middendorf, and each of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this registration statement on Form S-8 and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ MARVIN R. RICHARDSON	President and Chief Executive Officer (Principal	December 17, 2009
Marvin R. Richardson	Executive Officer), and Director

/s/ MATTHEW R. MIDDENDORF	Chief Financial Officer (Principal Financial and	December 17, 2009
Matthew R. Middendorf	Accounting Officer), Treasurer

/s/ JOHN T. THORNTON	Director	December 17, 2009
John T. Thornton

/s/ PETER A. BRUSCA, M.D.	Director	December 17, 2009
Peter A. Brusca, M.D.

/s/ JOSEPH MAURIELLO	Director	December 17, 2009
Joseph Mauriello

/s/ STEPHEN GOLDSMITH	Director	December 17, 2009
Stephen Goldsmith

/s/ DANIEL EISENSTADT	Director	December 17, 2009
Daniel Eisenstadt

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1	Amended and Restated Arcadia Resources, Inc. 2006 Equity Incentive Plan (incorporated by reference to Appendix B of Form DEF 14A filed on September 18, 2009)

5.1	Opinion Regarding Legality (filed herewith)

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of BDO Seidman, LLP (filed herewith)

24.1	Powers of Attorney (Included on the signature page hereto)